Exhibit 99.G2

ADHERENCE AND AMENDMENT AGREEMENT TO THE CUSTODIAN AND TRANSFER AGENT AGREEMENT BETWEEN KRANESHARES TRUST AND BROWN BROTHERS HARRIMAN & CO. DATED DECEMBER 12, 2012

Reference is made to the Custodian and Transfer Agent Agreement between KraneShares Trust (the “Fund”, including its separate series, the “Portfolios”) and Brown Brothers Harriman & Co. (the “Custodian”) dated December 12, 2012, as amended from time to time (the “Agreement”). Terms not defined herein shall have the same meaning as set forth in the Agreement.

WITNESSETH:

WHEREAS, pursuant to the terms and conditions of the Agreement, the Custodian provides certain custodial and transfer agency services to the Fund and Portfolios;

WHEREAS, the Fund, on behalf of its separate series titled Max Thomson Reuters Venture Capital Fund (the “New Portfolio”), would like to appoint the Custodian as custodian for the New Portfolio pursuant to the terms of the Agreement; and

WHEREAS, the Fund has appointed a third party to provide transfer agency services to the New Portfolio and therefore does not require the Custodian to provide such services to the New Portfolio.

NOW THEREFORE, the Custodian and the Fund hereby agree the following by execution of this Adherence and Amendment Agreement as of July 1st, 2014 (the “Adherence Agreement”):

1.	The Fund hereby appoints the Custodian as custodian of the New Portfolio, pursuant to the terms of the Agreement, and the Custodian accepts such appointment.

2.	The New Portfolio shall be bound by the terms and conditions of the Agreement as if it were an original party thereto, and shall be deemed a “Portfolio” as defined in the Agreement.

3.	The provisions dealing with the transfer agency services, and Brown Brothers Harriman & Co. in its capacity as a transfer agent under the terms of the Agreement, shall not be applicable to the New Portfolio, and the Agreement with respect to the New Portfolio shall be read not to include such provisions.

4.	As amended hereby, all terms and provisions of the Agreement are hereby ratified and affirmed as of the date hereof and are hereby extended to give effect to the terms hereof.

5.	By signing below where indicated, each of the Fund, on behalf of all Portfolios, and the Custodian hereby ratifies and affirms each of the representations and warranties and confirms that each such representation and warranty remains true and correct as of the date hereof.

6.	This Adherence Agreement shall be governed by such laws as provided in Section 13.4 of the Agreement. This Adherence Agreement may be executed in original counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Adherence Agreement and together with the Agreement, shall represent the entire understanding of the parties hereto.

IN WITNESS whereof the parties have entered into this Adherence Agreement on July 1st, 2014.

Brown Brothers Harriman & Co.

By:

Name:

Title:

KraneShares Trust on behalf of its series, Max Thomson Reuters Venture Capital Fund

By:

Name:

Title: